Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES SECOND QUARTER, 2015 FINANCIAL AND OPERATING RESULTS AND CONFERENCE CALL INFORMATION

HIGHLIGHTS

•	Flotek posted Earnings from Continuing Operations (excluding one-time, non-cash items) for the quarter ending June 30, 2015 of $0.02 per common share (fully diluted) compared to a loss of $0.03 per common share (fully diluted) for the quarter ending March 31, 2015.

•	Revenue for the second quarter, 2015 was $87.0 million, an increase of 5.6% from first quarter, 2015.

•	Second quarter CnF® sales (by volume) were 76% greater than first quarter, 2015 volumes and 34% above second quarter, 2014 levels.

•	Domestic CnF® volumes set an all-time record, 113% above first quarter volumes and 40% above year-ago levels.

•	Flotek recorded a one-time $20.4 million non-cash charge as it refocuses its Drilling Technologies and Production Technologies businesses, providing for more focused and efficient business units. In conjunction with the charge, the Company and PNC agreed to amend the Company’s credit facility providing additional operating flexibility.

•	Flotek’s EOGA unit began CnF® use in Enhanced Oil Recovery projects in West Texas for a major EOR participant; Flotek shipped hydraulic pumping units – a result of its International Artificial Lift acquisition – to Mexico during the quarter.

HOUSTON, July 22, 2015 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced results for the three months ended June 30, 2015.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended June 30, 2015, was $87.0 million compared to $105.3 million for the three months ended June 30, 2014 and $82.4 million for the first quarter of 2015. Second quarter, 2015 revenue increased 5.6% sequentially but decreased 17.4% when compared to the same period in 2014. The decrease in year-over-year revenue was driven by the steep decline in oilfield activity; however, the increase in sequential revenue was driven almost entirely by increased sales of Flotek’s Complex nano-Fluid® completion chemistries as the Company’s marketing campaign and new direct distribution model provided significant revenue opportunities during the quarter.

For the three months ended June 30, 2015, the Company reported net income (excluding non-cash charges) of $1.1 million, or $0.02 per common share (fully diluted), compared to net income of $11.0 million, or $0.20 per common share (fully diluted) for the same period in 2014 and a net loss of $1.5 million or $0.03 per common share (fully diluted) in the first quarter of this year.

During the second quarter, as a result of decreased rig activity and Flotek’s expectations for future market activity, the Company refocused its Drilling Technologies segment to concentrate on products and markets that leadership believes have the best opportunity for profitable growth in the future. As a result, the Company recorded a pre-tax impairment charge of $20.4 million in the second quarter of 2015.

Including these charges, the Company reported a net loss of $12.5 million, or $0.23 per common share (fully diluted) for the three months ended June 30, 2015, compared to net income of $11.0 million, or $0.20 per common share (fully diluted) for the same period in 2014.

“In an operating environment that is arguably the most difficult in decades, Flotek posted exceptionally strong results in the second quarter of 2015, a testament to both the hard work and effort of the entire Flotek team and the resilience and critical importance of performance-optimizing technology in the oilfield,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “A return to profitability and significant growth in our energy chemistry business are the clear highlights in the quarter, which are the result of a number of key strategic initiatives executed adroitly by the Flotek team: the introduction and growth of FracMax™, Flotek’s patent-pending data analytics technology that uses public data to validate the efficacy of Flotek’s Complex nano-Fluid® suite of completion chemistries; the introduction of new, innovative CnF® chemistries that create even greater efficiencies for operators; and a new marketing and distribution strategy that provides exploration and production companies the opportunity to interact with and purchase Flotek’s advanced chemistries directly from the Company.”

Chisholm added, “We are rapidly approaching the ‘tipping point’ in nearly every domestic basin where clients consider the use of CnF® as the rule rather than the exception in the quest to maximize oil and natural gas production. In fact, on a volume basis, Flotek sold more CnF® chemistry to U.S. operators and service companies in the second quarter than in any quarter in the history of Flotek. Those who have been skeptical of operators’ willingness to invest in technology to maximize production have underestimated the profit motives of operators as well as the persuasive nature of empirical data that show the optimization impact of Flotek’s advanced completion chemistries.”

Second quarter, 2015 CnF® sales, by volume, were 76% above first quarter levels and 34% above volumes in the second quarter of 2014. Second quarter, 2015 CnF® revenues were 48% above first quarter levels and just 1% below second quarter, 2014 revenues, when industry activity was nearly twice current levels. Gross margins also rose sequentially as a result of an increase in CnF® sales as well as pricing stabilization during the quarter.

Moreover, CnF® volumes sold into U.S. markets were at a record high in the second quarter, soaring nearly 113% above first quarter levels and over 40% above year-ago volumes. For further comparison, CnF® domestic volumes in the second quarter were nearly 6.5% higher than fourth quarter, 2014 volumes which was the previous quarterly record for domestic CnF® sales.

“The significant increase in CnF® usage - in an environment where the rig count has been slashed by 50%, nearly half of all pressure pumping equipment is idle and the number of frac stages per well continues to decline – is a clear indication that operators are working to maximize production through the use of advanced technologies, especially chemistry,” added Chisholm. “Even as industry challenges mount, CnF® validation projects continue to accelerate with an increasing number of those projects coming directly through Flotek; existing clients are increasing their use of CnF®; and validation clients are continuing to use Flotek chemistries on an everyday basis.”

“While we are incredibly pleased with our progress in the second quarter, we are not satisfied and will continue to pursue all avenues to spread the message that wells completed with Flotek’s CnF® chemistry are significantly more productive than those without,” concluded Chisholm. “We are encouraged by the early results from July and the opportunity set in front of us, especially armed with FracMax™ and our new initiative to engage with and market directly to the ultimate beneficiaries of the our chemistry, the exploration and production companies. The ‘Flotek Store’ is open for business and will have a positive impact on our business in the second half of the year as clients are able to participate in the complete Flotek experience.”

Other Operational Highlights

While the exceptional performance of Flotek’s Energy Chemistry Technologies segment was an important highlight in the quarter, several other items deserve mention:

•	Improved sales in the Company’s Consumer and Industrial Chemistry Technologies segment led to meaningful improvement in both revenue and margins. Demand for flavor and fragrance compounds continues to improve as does pricing. Flotek’s inventory was well positioned to take advantage of demand opportunities and remains well positioned to benefit from pricing strength in the second half of the year.

•	Flotek’s EOGA subsidiary continues to gain traction in its Enhanced Oil Recovery activities. Recently, Kinder Morgan has begun the use of Flotek’s CnF® to improve field performance at its Katz WAG (water alternating-gas) Flood. Initial use of CnF® for conformance in the Katz project yielded early positive results related to CO2 efficiency, with additional work expected. In addition, EOGA continues to work with gel conformance at Kinder Morgan’s SACROC project.

•	Flotek’s axial vibration technology, the Stemulator®, continues to gain market acceptance even in a challenging drilling environment and was a highlight of the quarter in the drilling technologies business. The Company’s Teledrift® Measurement-While-Drilling (“MWD”) technology faces challenges from the declining rig count but has been partially offset by the introduction of TelePulseTM, the Company’s new MWD technology, which has received an initial positive reception.

•	In Production Technologies, the Company’s acquisition of International Artificial Lift in early 2015 is providing new opportunities for Flotek as the Company is deploying its first hydraulic lift units into Mexico. In addition, Flotek has forged a new supply chain relationship with an Asian supplier of pump equipment that should accelerate new pump system sales in the second half of 2015.

•	Flotek’s recently announced partnership with Solazyme has gained commercial interest in both domestic and international markets. The Encapso™ drilling fluid additive was successfully pumped in a job in Columbia and is being scheduled for additional jobs in South America and the Middle East. In North America, the companies are jointly working with several clients to identify applications for Encapso™ and expect commercial success in the second half of 2015.

Financial Update

A complete review and discussion of the Company’s quarter-end financial performance and position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA (a non-GAAP measure of financial performance), for the three months ended June 30, 2015 was $6.4 million compared to $22.0 million for the three months ended June 30, 2014.

The Company recorded stock-based compensation expense during the quarter of $3.4 million ($2.2 million, net of tax at 35%). That compares to stock-based compensation expense in the second quarter of 2014 of $2.4 million ($1.6 million, net of tax at 35%).

A presentation of stock-based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

Cash balances remained relatively flat compared to cash balances as of March 31, 2015.

Inventories were $84.6 million, after the effect of the impairment charge, as of June 30, 2015, a decrease from $86.0 million as of December 31, 2014.

Outstanding receivables, net as of June 30, 2015, were $56.5 million, compared to $78.6 million as of December 31, 2014. The Company’s allowance for doubtful accounts represented 1.5% of receivables at June 30, 2015.

Depreciation and amortization expense, excluding depreciation and amortization included in cost of sales, for the three months ended June 30, 2015, increased by $0.3 million when compared to the same period in 2014.

Interest and other expense decreased $0.2 million for the three months ended June 30, 2015 as compared to the same period of 2014.

During the three months ended June 30, 2015, the Company repurchased 367,129 shares of its outstanding common stock on the open market at a cost of $4.6 million, inclusive of transaction costs, or an average price of $12.55 per share.

The Company recorded an income tax benefit of $6.5 million, yielding an effective tax rate of 34.1% for the three months ended June 30, 2015, compared to an income tax provision of $6.0 million reflecting an effective tax rate of 35.1% for the comparable period in 2014.

Balance Sheet Adjustments and Credit Facility Amendments

During the second quarter, a result of decreased rig activity and Flotek’s expectations for future market activity, the Company refocused its Drilling Technologies segment to concentrate on products and markets that leadership believes have the best opportunity for profitable growth in the future. As a result, the Company recorded a pre-tax impairment charge of $20.4 million in the second quarter of 2015.

Given the changes to drilling techniques – from vertical to horizontal wells and a shift in focus to pad drilling – the Company has decided to exit several business lines within the Drilling Technologies segment, including the construction and servicing of drilling motors in the South region. In addition, the change in drilling techniques has made it less likely that the Company will utilize other drilling equipment in the near future. As a result of this strategic review and restructuring, certain inventory and rental equipment related to motors, float equipment, cutters, drill pipe and steel, power segments and certain other spare parts and fixed assets have been impaired. In addition, certain inventory in the Production Technologies segment – primarily older electric submersible pumps –were included in the impairment as the segment continues to evolve to oil production markets and away from weaker coal bed methane markets.

“While it is always difficult to adjust businesses, the cyclical nadir in oilfield activity provided an opportunity to take a critical look at our business and assess the best strategy to optimize future performance,” said Chisholm. “This was a deliberate exercise by Flotek leadership that, I believe, will lead to a more focused and profitable enterprise as we emerge from the trough of the cycle. It will also result in greater efficiencies and focus in our Drilling Technologies segment that will benefit both clients and shareholders over time.”

A complete review of the accounting treatment of these adjustments can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

In addition, the Company entered into an agreement with PNC Bank, the Company’s lead senior lender, to amend the current credit facility (the “Amendment”). Among other things, the Amendment alters the definition of adjusted EBITDA used in the calculation of the Fixed Charge Coverage Ratio, providing for the exclusion of the certain non-cash expenses from the calculation and excluded certain levels of capital expenditures related to the construction of the Company’s new Research and Innovation facility in 2015 and 2016. The Amendment provides Flotek with added financial and strategic flexibility, including the ability to take the charges necessary to refocus its Drilling Technologies segment.

“PNC is an important partner for Flotek, and we appreciate their willingness to work with us as we work to optimize our business today and position the business for optimal growth in the future,” added Chisholm. “PNC’s willingness to take the time to understand our business strategy and the related financial needs is a key component of our success, both in the past and into the future.”

A complete description of the Amendments to the Flotek Credit Facility can be found in an 8-K to be filed with the U.S. Securities and Exchange Commission.

Segment Details

Energy Chemistry Technologies segment reported revenue of $56.5 million for the three months ended June 30, 2015. Energy Chemistry Technologies revenue for the three months ended June 30, 2015, decreased $6.1 million, or 9.8%, relative to the comparable period of 2014, compared to a 51.0% decline in market activity as measured by average North American rig count. Revenue for the six months ended June 30, 2015, decreased $21.9 million, or 17.5%, relative to the comparable period of 2014, compared to a 37.5% decline in market activity. The Energy Chemistry Technologies segment substantially outperformed the market activity indicators due to substantial increases in CnF® sales volumes during the quarter. CnF® sales volumes increased 76% for the three months ended June 30, 2015 compared to the three months ended March 31, 2015, and increased 34% compared to the three months ended June 30, 2014. The increased sales of CnF® during the second quarter of 2015 were due to Flotek’s aggressive promotion of the benefits of CnF® in completions and re-stimulation efforts by leveraging the quantitative evidence demonstrated through the patent pending FracMax™ analytical platform. These strategic sales and marketing efforts are ensuring that Flotek remains the leader in the customized chemistry solutions for the energy industry and is poised to take even greater advantage of any market recovery.

Income from operations for the Energy Chemistry Technologies segment of $11.9 million decreased $7.3 million, or 37.9%, for the three months ended June 30, 2015, and decreased $22.1 million, or 54.1%, for the six months ended June 30, 2015, relative to the comparable periods of 2014. The decrease in income from operations for both periods is primarily attributable to the decrease in gross margin and increased headcount during late 2014 and in the first half of 2015. Headcount has increased in the sales organization in pursuit of growth opportunities, and in R&I, related to new product development and increased demand for existing product support as the segment continues to refocus and reposition for growth in the market.

Drilling Technologies revenue of $12.3 million for the three months ended June 30, 2015, decreased $14.9 million, or 54.7%, relative to the same period in 2014, primarily due to decreased actuated tool rentals, Teledrift® tool rentals, and product sales. Revenue for the six months ended June 30, 2015, decreased $21.1 million, or 40.5%, relative to the same period in 2014, due to a decrease in Teledrift® domestic rental revenue, decreased product sales, and decreased actuated tool rentals. The primary cause of the revenue decline was the dramatic decline in drilling rig activity in North America over the first six months of 2015.

Rental revenue for the three months ended June 30, 2015, decreased $6.2 million, or 41.7%, compared to the same period of 2014. This decrease can be attributed to a sales volume decrease in actuated tool rental revenue, particularly in the competitive motor rental market, and decreased Teledrift® tool rental revenue domestically. Rental revenue for the six months ended June 30, 2015, decreased by $8.3 million, or 28.7%, compared to the same period of 2014. This decline in revenue is due to a decrease in Teledrift® domestic tool rentals, motor rentals and other tool rentals which can be attributed to competitive pricing pressure and decreasing rig counts. This decrease is partially offset by an increase in Teledrift® international revenue.

Product sales revenue for the three months ended June 30, 2015, compared to the same periods of 2014 decreased by $6.1 million, or 69.0%, and also decreased for the six months ended June 30, 2015, by $8.9 million, or 53.6%. This is primarily due to decreased float, centralizer and motor equipment sales in domestic locations.

Service revenue for the three and six months ended June 30, 2015, decreased $2.5 million, or 75.0%, and $4.0 million, or 58.8%, respectively, relative to comparable periods of 2014. This was primarily related to a decline in Teledrift® domestic service revenue as the volume of jobs and service pricing both declined in 2015.

During the second quarter of 2015, as a result of decreased rig activity and its impact on leadership’s expectations for future market activity, the Company refocused the Drilling Technologies segment to businesses and markets that have the best opportunity for profitable growth in the future. As a result, a pre-tax impairment charge of $19.6 million was recorded to reflect the reduced value of inventory and rental equipment associated with product lines and markets the Company plans to exit or de-emphasize in the future.

Income from operations for the three months and six months ended June 30, 2015, respectively, decreased by $25.5 million and $29.5 million primarily resulting from the impairment charge. Income from operations excluding the impairment charge for the three months ended June 30, 2015, decreased by $5.9 million, or 141.2%, compared to the same period of 2014. Drilling Technologies income from operations excluding the impairment charge for the six months ended June 30, 2015, decreased by $9.9 million, or 131.5%, over the same period of 2014. The decreases in income from operations for the three and six month periods ending June 30, 2015, were primarily due to reductions in revenue and pricing pressure that resulted in customer price reductions, partially offset by reductions in direct and indirect costs resulting primarily from headcount reductions and other cost reduction measures.

Revenue for the Production Technologies segment of $2.7 million for the three months ended June 30, 2015, decreased by $0.1 million, or 4.7%, from the same period in 2014 due to decreased sales of international valve equipment and domestic sales of electric submersible pumps in the CBM market offset by increased sales of rod pump equipment. For the six months ended June 30, 2015, revenue increased by $1.2 million, or 22.8%, relative to the same period in 2014 as sales of rod pump equipment in domestic oil markets increased.

As a result of the shift in focus towards oil production markets and away from CBM markets, the Company evaluated its CBM inventory during the second quarter of 2015. This evaluation led to the recording of an impairment of $0.8 million in CBM inventory.

Income from operations decreased $2.0 million for the three months ended June 30, 2015, compared to the same period in 2014, and decreased $2.5 million for the six months ended June 30, 2015, compared to the same period in 2014. Income from operations excluding the impairment decreased by $1.2 million for the three months ended June 30, 2015 compared to the same period in 2014 and decreased by $1.7 million for the six months ended June 30, 2015 compared to the same period in 2014. This decrease is primarily due to product mix and increases in SG&A costs attributable to employee-related expenses as the segment continues to refocus and reposition for growth.

CICT revenue of $15.5 million increased $2.9 million, or 22.8%, and $3.3 million, or 12.9%, for the three and six months ended June 30, 2015, respectively, versus the comparable periods of 2014, primarily due to increased flavor and fragrance and terpene sales.

Income from operations for the CICT segment increased $1.7 million, or 176.0%, for the three months ended June 30, 2015, and increased $1.8 million, or 53.1%, for the six months ended June 30, 2015, compared to the same periods of 2014. The increases in income from operations were primarily due to the increased flavor and fragrance and terpene sales, increased sales of higher margin flavor and fragrance products and reductions in SG&A expenses resulting from cost control measures.

Third Quarter Outlook

“While we are very pleased with our second quarter results, we understand that cyclical headwinds remain which will continue to provide challenges to our industry in the coming months,” concluded Chisholm. “However, as our second quarter results show, a more difficult environment has created an opportunity for Flotek to demonstrate the importance of performance adding technology in maximizing operator performance and, as a result new opportunities for Flotek’s advanced chemistry technologies. Through the use of FracMax™ and the ‘Flotek Store’, we believe the third quarter should build on the success of the last three months and provide opportunities for profitable growth in the second half of the year.”

Conference Call Details

Flotek will host a conference call on Thursday, July 23, 2015, at 8:00 a.m. EDT to discuss its operating results for the three months ended June 30, 2015.

To participate in the call, participants should dial 800-743-4304 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

	Three Months Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
	(in thousands, except per share data)		(in thousands, except per share data)
GAAP Net Income (Loss) and Reconciliation to Adjusted EBITDA (Non-GAAP)

Net Income (Loss) (GAAP)	$(12,547)	$11,041	$(14,062)	$23,058

Interest Expense	420	381	828	836

Income Tax (Benefit) Expense	(6,483)	5,981	(6,889)	12,361

Depreciation and Amortization	4,610	4,595	9,181	8,814

Impairment of inventory and rental equipment	20,372	—	20,372	—

Adjusted EBITDA (Non-GAAP)	$6,372	$21,998	$9,430	$45,069

Select Non-Cash Items Impacting Earnings

Stock Compensation Expense	$3,449	$2,422	$6,911	$4,756

Less income tax effect at 35%	(1,207)	(848)	(2,419)	(1,665)

Stock Compensation Expense, net of tax	$2,242	$1,574	$4,492	$3,091

Weighted Average Shares Outstanding (Fully Diluted)	54,264	55,533	54,356	55,473

Stock Compensation Expense Per Share (Fully Diluted)	$0.04	$0.03	$0.08	$0.06

Flotek Industries, Inc.

Reconciliation of Earnings Per Share Adjusted For Impairment

	Three Months Ended	Six Months Ended
	6/30/2015	6/30/2015
	(in thousands, except per share data)
Reconciliation of Earnings Per Share Adjusted For Impairment

Income (loss) before income taxes (as reported)	(19,030)	(20,951)

Impairment of inventory and rental equipment	20,372	20,372

Income (loss) before taxes (excluding impairment)	$1,342	$(579)

Income tax benefit (expense)	(255)	151

Net income (loss)	$1,087	$(428)

Earnings (loss) per common share:
Basic earnings (loss) per common share	$0.02	$(0.01)
Diluted earnings (loss) per common share	$0.02	$(0.01)

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	54,264	54,356
Weighted average common shares used in computing diluted earnings (loss) per common share	54,957	54,356

Flotek Industries, Inc.

Unaudited Consolidated Balance Sheets

	6/30/2015	12/31/2014
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,475	$1,266
Accounts receivable, net of allowance for doubtful accounts of $825 and $847 at June 30, 2015 and December 31, 2014, respectively	56,466	78,624
Inventories	84,601	85,958
Income taxes receivable	947	—
Deferred tax assets, net	2,602	2,696
Other current assets	6,011	11,055

Total current assets	153,102	179,599
Property and equipment, net	86,996	86,111
Goodwill	72,820	71,131
Deferred tax assets, net	18,871	12,907
Other intangible assets, net	71,604	73,528

TOTAL ASSETS	$403,393	$423,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,140	$33,185
Accrued liabilities	11,276	12,314
Income taxes payable	—	1,307
Interest payable	106	93
Current portion of long-term debt	30,332	18,643

Total current liabilities	68,854	65,542
Long-term debt, less current portion	21,827	25,398
Deferred tax liabilities, net	22,537	25,982

Total liabilities	113,218	116,922

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 55,917,984 shares issued and 53,608,401 shares outstanding at June 30, 2015; 54,633,726 shares issued and 53,357,811 shares outstanding at December 31, 2014	6	5
Additional paid-in capital	265,997	254,233
Accumulated other comprehensive income (loss)	(666)	(502)
Retained earnings	38,700	52,762
Treasury stock, at cost; 1,458,061 and 449,397 shares at June 30, 2015 and December 31, 2014, respectively	(14,220)	(495)

Flotek Industries, Inc. stockholders’ equity	289,817	306,003
Noncontrolling interests	358	351

Total equity	290,175	306,354

TOTAL LIABILITIES AND EQUITY	$403,393	$423,276

Flotek Industries, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$87,030	$105,318	$169,904	$207,893
Cost of revenue	57,778	63,008	113,625	121,903

Gross margin	29,252	42,310	55,779	85,990

Expenses:
Selling, general and administrative	23,021	20,854	46,588	42,426
Depreciation and amortization	2,797	2,501	5,473	4,785
Research and development	1,670	1,280	3,242	2,306
Impairment of inventory and rental equipment	20,372	—	20,372	—

Total expenses	47,860	24,635	75,675	49,517

Income (loss) from operations	(18,608)	17,675	(19,986)	36,473

Other income (expense):
Interest expense	(420)	(381)	(828)	(836)
Other income (expense), net	(2)	(272)	(227)	(218)

Total other income (expense)	(422)	(653)	(1,055)	(1,054)

Income (loss) before income taxes	(19,030)	17,022	(20,951)	35,419
Income tax benefit (expense)	6,483	(5,981)	6,889	(12,361)

Net income (loss)	$(12,547)	$11,041	$(14,062)	$23,058

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(0.23)	$0.20	$(0.26)	$0.42
Diluted earnings (loss) per common share	$(0.23)	$0.20	$(0.26)	$0.42
Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	54,264	54,645	54,356	54,299
Weighted average common shares used in computing diluted earnings (loss) per common share	54,264	55,533	54,356	55,473

Flotek Industries, Inc.

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended
	6/30/2015	6/30/2014
	(in thousands, except per share data)
Cash flows from operating activities:
Net income (loss)	$(14,062)	$23,058
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of inventory and rental equipment	20,372	—
Depreciation and amortization	9,181	8,814
Amortization of deferred financing costs	173	148
Gain on sale of assets	(2,023)	(1,389)
Stock compensation expense	6,910	4,756
Deferred income tax benefit	(9,315)	(446)
Excess tax benefit related to share-based awards	(2,149)	(3,373)
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable, net	22,158	(549)
Inventories	(16,474)	(18,828)
Income taxes receivable	(947)	—
Other current assets	3,864	(5,323)
Accounts payable	(6,045)	10,737
Accrued liabilities	(1,038)	(683)
Income taxes payable	842	1,540
Interest payable	13	(22)

Net cash provided by operating activities	11,460	18,440

Cash flows from investing activities:
Capital expenditures	(8,963)	(9,245)
Proceeds from sale of assets	2,188	1,982
Payments for acquisitions, net of cash acquired	(1,250)	(5,704)
Purchase of patents and other intangible assets	(292)	(595)

Net cash used in investing activities	(8,317)	(13,562)

Cash flows from financing activities:
Repayments of indebtedness	(6,571)	(6,720)
Borrowings on revolving credit facility	204,150	204,750
Repayments on revolving credit facility	(189,461)	(203,226)
Debt issuance costs	(10)	(127)
Excess tax benefit related to share-based awards	2,149	3,373
Purchase of treasury stock related to share-based awards	(5,339)	(5,961)
Proceeds from sale of common stock	543	505
Repurchase of common stock	(7,260)	—
Proceeds from exercise of stock options	22	450
Proceeds from exercise of stock warrants	—	1,545
Proceeds from noncontrolling interest	7	—

Net cash used in financing activities	(1,770)	(5,411)

Effect of changes in exchange rates on cash and cash equivalents	(164)	29

Net increase (decrease) in cash and cash equivalents	1,209	(504)
Cash and cash equivalents at the beginning of period	1,266	2,730

Cash and cash equivalents at the end of period	$2,475	$2,226